Exhibit 99.1
Westlake Chemical Partners Updates Statement on Lake Charles Operations
HOUSTON - Sept. 8, 2020 - Westlake Chemical Partners LP (NYSE: WLKP) today issued a statement updating the impact of Hurricane Laura, which made landfall near plants in the Lake Charles, Louisiana area owned by Westlake Chemical OpCo LP (“OpCo”), in which the Partnership owns a 22.8% interest.
In the aftermath of Hurricane Laura, the Partnership’s primary concern is for the safety of OpCo’s employees and the integrity of its operations in the greater Lake Charles area. We are working to assist OpCo’s employees and their families, many of whom have suffered damage to their homes and are without power.
Recovery efforts at OpCo’s plants in the Lake Charles area are underway for the safe and reliable return to operations. Restoration of electricity and other utilities remain critical to these efforts. The local utility, Entergy Louisiana, has reported extensive damage to the electricity transmission system in the Lake Charles area and that restoration of service will take a number of weeks. Given Entergy’s latest guidance on the restoration of power to the Lake Charles area, barring other unforeseen circumstances, we currently expect production at some of OpCo’s units to restart by the end of September and full production to resume in early October.
The statements in this release relating to matters that are not historical facts, such as the timing of the restoration of electricity by Entergy Louisiana and the timing of the restart of production and full production of OpCo’s facilities, are forward-looking statements. These forward-looking statements could be adversely affected by a variety of known and unknown risks, uncertainties and other factors that are difficult to predict and many of which are beyond management’s control. The Partnership’s expectations may or may not be realized or may be based upon assumptions or judgments that prove to be incorrect. For more detailed information about the factors that could cause actual results to differ materially from the forward-looking statements contained herein, please refer to the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2019, which was filed with the SEC in February 2020 and Form 10-Q for the quarter ended March 31, 2020, which was filed with the SEC in May 2020.
About Westlake Chemical Partners LP
Westlake Chemical Partners is a limited partnership formed by Westlake Chemical Corporation to operate, acquire and develop ethylene production facilities and other qualified assets. Headquartered in Houston, the Partnership owns a 22.8% interest in Westlake Chemical OpCo LP. Westlake Chemical OpCo LP’s assets include three facilities in Calvert City, Kentucky, and Lake Charles, Louisiana which process ethane and propane into ethylene, and an ethylene pipeline. For more information about Westlake Chemical Partners LP, please visit http://www.wlkpartners.com.

Contacts
Media Inquiries:
Westlake Chemical Partners LP
Ben Ederington, 1-713-960-9111
or
Investor Inquiries:
Westlake Chemical Partners LP
Steve Bender, 1-713-960-9111